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                                  EXHIBIT 99



Contact:  James E. Duemey, CFA
Vice President
Manager of Investor Relations
(614) 464-5373

                        Loss Reserve Adjustments Impact
                 State Auto Financial's Fourth Quarter Results

Columbus, Ohio - January 25, 2002 - State Auto Financial Corporation (Nasdaq:STFC) today announced loss reserve adjustments during the fourth quarter 2001 on claims of the former Meridian Mutual Insurance Company (Meridian) occurring prior to October 1, 2001. Such adjustments are expected to result in an increase in incurred losses in the range of $30 million to $33 million.

The fourth quarter adjustments are expected to add 14.5 to 16.0 loss ratio points to STFC's combined ratio for the fourth quarter of 2001. The increase in reserves is expected to reduce fourth quarter and year-end after tax earnings per basic share by $0.50 to $0.55.

"As reported in the third quarter, we became aware that Meridian case reserve estimates were deficient, based on State Auto's reserving practices. Subsequently, it became apparent that the magnitude of the deficiency was greater than first appeared. As a result, our Indianapolis-based associates accelerated their efforts to ensure that we completed the re-reserving process
prior to year end 2001,"   stated STFC Chairman and CEO Robert H. Moone.  "We
believe that we have completed the difficult work necessary to permit us to feel comfortable that case reserves are now adequate and consistent throughout the combined companies, which will allow us to fairly assess the performance of the companies going forward."

State Auto Financial Corporation is a regional property and casualty insurance holding company engaged primarily in writing personal and commercial automobile, homeowners, commercial multi-peril, workers' compensation and fire insurance. The company currently markets its products through more than 22,000 agents associated with approximately 3,800 agencies in 26 states. Products are marketed primarily in the Midwest and Eastern United States, excluding New York, New Jersey and the New England states.
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     Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.